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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Ultra Petroleum Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ULTRA PETROLEUM CORP.
363 North Sam Houston Parkway East, Suite 1200
Houston, Texas 77060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 29, 2006

To the Shareholders of Ultra Petroleum Corp:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Ultra Petroleum Corp. (the “Corporation”) which will be held at the Wyndham Hotel, 12400 Greenspoint Drive, Houston Texas, on Thursday, June 29, 2006 at 10:00 a.m. CDT, for the following purposes:

1. To elect the Board of Directors to serve until their successors are duly elected and qualified;

2. To appoint Ernst & Young LLP as the independent auditor of the Corporation for the fiscal year ending December 31, 2006;

3. To receive the financial statements of the Corporation for the fiscal year ended December 31, 2005 together with the auditor’s report thereon;

4. If presented, to consider and vote upon a shareholder proposal regarding climate change which is opposed by the Board of Directors; and

5. To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The specific details of the matters proposed to be put before the Annual Meeting are set forth in the proxy statement accompanying and forming part of this notice.

Only shareholders of record at the close of business on May 8, 2006 (the “Record Date”) are entitled to notice of the Annual Meeting and any adjournments or postponements thereof. Shareholders of record will be entitled to vote those shares owned by them as of the Record Date. Each common share is entitled to one vote per share. Whether or not you plan to attend the Annual Meeting, we request that you sign and date the enclosed proxy and mail it in the stamped, pre-addressed envelope enclosed or deposit it with the transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. In order to be valid and acted upon at the Annual Meeting, forms of proxy must be received at the aforesaid address by 9:00 a.m. EDT on June 27, 2006.

Sincerely,

MICHAEL D. WATFORD
Chairman, President and
Chief Executive Officer

May 25, 2006

PROXY STATEMENT
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
BENEFICIAL OWNERSHIP OF SECURITIES
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STATEMENT OF EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
CORPORATE GOVERNANCE
PROPOSAL I ELECTION OF DIRECTORS
PROPOSAL II APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL III SHAREHOLDER PROPOSAL ON CLIMATE CHANGE REPORT
CLIMATE CHANGE REPORT
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
OTHER MATTERS

ULTRA PETROLEUM CORP.
363 North Sam Houston Parkway East, Suite 1200
Houston, Texas 77060

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 29, 2006

SOLICITATION OF PROXIES

This proxy statement is being furnished in connection with the solicitation of proxies by the management of Ultra Petroleum Corp. (the “Corporation”) for use at the Annual Meeting (the “Annual Meeting”) of shareholders of the Corporation, to be held on June 29, 2006 at 10:00 a.m. CDT, at the Wyndham Hotel, 12400 Greenspoint Drive, Houston, Texas and at any adjournments or postponements thereof, for the purposes set forth in this proxy statement.

This proxy statement and the enclosed form of proxy are first being mailed to the Corporation’s shareholders on or about May 25, 2006. Only shareholders of record on May 8, 2006 (the “Record Date”) are entitled to notice of the Annual Meeting. Shareholders of record will be entitled to vote those shares owned by them as of the Record Date. The Corporation’s annual report to shareholders for the year ended December 31, 2005 is also being mailed to shareholders contemporaneously with this proxy statement, although the annual report does not form a part of the materials for the solicitation of proxies. The contents of this proxy statement have been approved by the Board of Directors of the Corporation.

Persons or Companies Making the Solicitation

The enclosed proxy is being solicited by management.  The cost of solicitation of proxies by management will be borne by the Corporation. Solicitations will be made by mail and may be supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Corporation. The Corporation will reimburse shareholders’ nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining authorization from their principals to execute the proxy. No solicitation will be made by specifically engaged employees or soliciting agents.

Appointment and Revocation of Proxies

A shareholder has the right to appoint a person other than the persons named in the proxy to attend and act on his behalf at the Annual Meeting. To exercise this right, a shareholder shall strike out the names of the persons named in the proxy and insert the name of his nominee in the blank space provided, or complete another proxy. The persons named as proxies in the enclosed proxy are directors or officers of the Corporation.

The completed proxy must be dated, signed and received by the Corporation’s transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 by 9:00 a.m. EDT on June 27, 2006.

The proxy must be signed by the shareholder or by his duly authorized attorney. If signed by a duly authorized attorney, the proxy must be accompanied by the original power of attorney or a notarially certified copy thereof. If the shareholder is a corporation, the proxy must be signed by a duly authorized attorney, officer, or corporate representative, and must be accompanied by the original power of attorney or document whereby the duly authorized officer or corporate representative derives his power, as the case may be, or a notarially certified copy thereof. The Chairman of the Annual Meeting has discretionary authority to accept or reject proxies which do not strictly conform to the foregoing requirements.

In addition to revocation in any other manner permitted by law, a shareholder may revoke a proxy by (a) signing a proxy bearing a later date and depositing it at the place and within the time aforesaid, (b) signing and dating a written notice of revocation (in the same manner as the proxy is required to be executed as set out above) and depositing it either at the place and within the time aforesaid for the deposit of a proxy or with the Chairman of the Annual Meeting on the day of the Annual Meeting or on the day of any adjournments thereof, or (c) registering with the scrutineer at the Annual Meeting as a shareholder present in person, whereupon such proxy shall be deemed to have been revoked.

Voting of Shares and Exercise of Discretion of Proxies

On any matter voted on at the Annual Meeting, the persons named in the proxy will vote the shares in respect of which they are appointed, and where direction is given by the shareholder in respect of voting for or against any resolution, will do so in accordance with such direction.

In the absence of any direction in the proxy, it is intended that such shares will be voted FOR the election of directors and the appointment of Ernst & Young and AGAINST the shareholder proposal.  The proxy, when properly signed, confers discretionary authority with respect to amendments or variations to any matters which may properly be brought before the Annual Meeting. At the date of this proxy statement, management of the Corporation is not aware of any such amendments, variations or other matters to be presented for action at the Annual Meeting. However, if any other matters which are not now known to the management should properly come before the Annual Meeting, the proxies hereby solicited will be voted on such matters in accordance with the best judgment of the persons named in the enclosed proxy.

Voting of Common Shares — Beneficial Holders of Securities

A substantial number of the Corporation’s shareholders do not hold common shares in their own name. Shareholders who do not hold their common shares in their own name (referred to in this proxy statement as “Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered holders of common shares can be recognized, acted upon or voted at the Annual Meeting. If common shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in the Beneficial Shareholder’s name on the records of the Corporation. Such shares will more likely be registered under the name of the Beneficial Shareholder’s broker or an agent of that broker.

Pursuant to the rules of the American Stock Exchange (“AMEX”), shares held by brokers or their nominees can be voted on most proposals for which they did not receive instructions from Beneficial Shareholders for whom such shares are held if proxy materials have been transmitted by such brokers to the Beneficial Shareholders in accordance with AMEX rules and the broker or nominee does not have knowledge of any contest as to the actions to be taken at the meeting. However, brokers and nominees are not permitted to vote shares they hold on behalf of Beneficial Shareholders without directions from such Beneficial Shareholders if the proposal to be voted upon involves a merger, consolidation, approval of a stock incentive plan, forward stock split or other matter which may substantially affect the rights of shareholders. If a broker does not have authority to vote on certain matters, but is permitted to vote on other matters, as described above, the broker will only provide a proxy for those proposals for which the broker has authority to vote. A proxy which votes on one matter, but indicates that the record holder does not have the authority to vote on other matters is referred to as a “broker non-vote”.

Advice to Beneficial Holders of Common Shares

The form of proxy supplied to you by your broker will be similar to the Proxy provided to registered shareholders by the Corporation. However, its purpose is limited to instructing the intermediary on how to vote on your behalf. Most brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communication Services (“ADP”) in the United States and in Canada. ADP mails a voting instruction form in lieu of a Proxy provided by the Corporation. The voting instruction form will name the same persons as the Corporation’s Proxy to represent you at the Meeting. You have the right to appoint a person (who need not be a Beneficial Shareholder of the Corporation), other than the persons designated in the voting instruction form, to represent you at the Meeting. To exercise this right, you should insert the name of the desired representative in the blank space provided in the voting instruction form. The completed voting instruction form must then be returned to ADP by mail or facsimile or given to ADP by phone or over the internet, in accordance with ADP’s instructions. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting. If you receive a voting instruction form from ADP, you cannot use it to vote Shares directly at the Meeting — the voting instruction form must be completed and returned to ADP, in accordance with its instructions, well in advance of the Meeting in order to have the Shares voted.

Although as a Beneficial Shareholder you may not be recognized directly at the Meeting for the purposes of voting Shares registered in the name of your broker, you, or a person designated by you, may attend at the Meeting as proxyholder for your broker and vote your Shares in that capacity. If you wish to attend at the Meeting and indirectly vote your Shares as proxyholder for your broker, or have a person designated by you do so, you should enter your own name, or the name of the person you wish to designate, in the blank space on the voting instruction form provided to you and return the same to your broker in accordance with the instructions provided by such broker, well in advance of the Meeting.

Alternatively, you can request in writing that your broker send you a legal proxy which would enable you, or a person designated by you, to attend at the Meeting and vote your Shares.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

On the Record Date, the Corporation’s outstanding voting securities consisted of common shares without par value, each share carrying the right to one vote on each matter to be voted on by shareholders at the Annual Meeting. Under Yukon Territory law, shareholders may vote either by a show of hands or by poll. At the Annual Meeting, all matters will be submitted to shareholders by poll. In a vote by poll, every shareholder shall have one vote for each common share of which he is the holder.

Only shareholders of record at the close of business on May 8, 2006 who either personally attend the Annual Meeting or who complete and deliver a proxy in the manner and subject to the provisions set out under the heading “Appointment and Revocation of Proxies”, will be entitled to have his or her shares voted at the Annual Meeting or any adjournments or postponements thereof.

The holders of 5% of the total common shares issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Yukon Territory law, broker non-votes and abstentions count towards the establishment of a quorum.

•	The election of directors requires the affirmative vote of the holders of a majority of the common shares cast, in person or by proxy, at the Annual Meeting.

•	The appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of common shares cast, in person or by proxy, at the Annual Meeting.

The shareholder proposal, if presented, will be approved if a majority of the votes present in person or by proxy are cast for the proposal. Shares represented by proxy which are marked “abstain” will count toward the number of shares present but will not count as an affirmative vote and, therefore, an abstention will have the effect of a vote against this item.

With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for these matters so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 11, 2006, certain information with respect to ownership of the Corporation’s common shares as to (a) all persons known to the Corporation to be the beneficial owners of more than five percent of the Corporation’s outstanding common shares, (b) each director (including the nominees), (c) each of the executive officers named in the Summary Compensation Table, and (d) all executive officers and directors of the Corporation as a group. Unless otherwise indicated, all common shares are owned directly and each owner has sole voting and investment power with respect to such shares listed next to their names in the following table.

The information as to shares beneficially owned has been obtained from filings made by the named beneficial owners with the Commission as of April 11, 2006, or, in the case of executive officers and directors of the Corporation has been furnished by such individuals.

	Number of	Percent of
Name of Beneficial Owner	Common Shares	Class(a)

Directors and Executive Officers:
Michael D. Watford(b)	6,333,159	4.1%
W. Charles Helton(c)	1,578,715	1.0%
James E. Nielson(d)	387,207	*
Robert E. Rigney(e)	1,715,535	1.1%
James C. Roe(f)	563,567	*
Stephen R. Kneller(g)	774,574	*
George M. Patterson(h)	386,000	*
William R. Picquet(i)	251,000	*
Marshall D. Smith(j)	225,000	*
Common shares all directors and executive officers own as a group (9 persons)(k)	12,214,757	7.9%
Morgan Stanley(l)	15,848,433	10.2%
1585 Broadway New York, NY 10036

*	Less than 1%

(a)	As of April 11, 2006 there were 155,364,264 common shares outstanding.

(b)	Includes 100,000 common shares issuable upon exercise of vested options; 4,355,312 common shares issuable upon exercise of vested options owned by Watford Interests Ltd.; and 1,683,462 shares owned by Watford Interests, Ltd. directly. Watford Interests Ltd. is a family partnership in which Mr. Watford has a beneficial interest.

(c)	Includes 160,000 common shares issuable upon exercise of vested options and 68,000 shares owned by the Helton Family Foundation in which Dr. Helton has shared voting power.

(d)	Includes 40,000 common shares issuable upon exercise of vested options.

(e)	Includes 360,000 common shares issuable upon exercise of vested options.

(f)	Includes 140,000 common shares issuable upon exercise of vested options.

(g)	Includes 710,000 common shares issuable upon exercise of vested options.

(h)	Includes 70,000 common shares issuable upon exercise of vested options.

(i)	Includes 250,000 common shares issuable upon exercise of vested options.

(j)	Includes 225,000 common shares issuable upon exercise of vested options.

(k)	Includes 6,410,312 common shares issuable upon exercise of vested options.

(l)	Information is based upon a Schedule 13G filed with the Commission on February 15, 2006 by Morgan Stanley as a parent company. Morgan Stanley represents that it has sole voting and dispositive power over 15,690,061 shares of Ultra common stock and shared voting and dispositive power over 11,586 shares of Ultra common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires the Corporation’s directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Corporation.

To the Corporation’s knowledge, based solely on a review of the copies of such section 16(a) reports furnished to the Corporation and written representations that no other reports were required, the Corporation believes that all reporting obligations of the Corporation’s officers, directors and greater than ten percent shareholders under Section 16(a) were satisfied during the year ended December 31, 2005.

STATEMENT OF EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth all annual and long-term compensation for services rendered in all capacities to the Corporation (on a consolidated basis) during the past three years for the Corporation’s chief executive officer and the four most highly compensated executive officers serving in such positions as of December 31, 2005 (the “Named Executive Officers”) and two additional executive officers who served during 2005. The share data and share prices in this annual report give effect to the two-for-one stock split effective May 10, 2005, applied retroactively.

						Long-Term Compensation
					Restricted	Securities
		Annual Compensation			Shares or	Underlying
				Other Annual	Restricted	Options	LTIP	All Other
		Salary	Bonus	Compensation	Units	Granted	Payouts	Compensation
Name and Principal Position	Year	(US$)	(US$)(1)(2)	($)	(US$)	(#)	(US$)(3)	($)(9)

Michael D. Watford	2005	$425,000	$1,000,000	—	—	100,000	—	$29,748
Chairman of the Board	2004	$413,750	$531,250	—	$1,440,000 (8)	400,000	$600,000	$29,048
President & CEO	2003	$290,000	$999,100	—	—	200,000	—	$31,948
Marshall D. Smith(4)	2005	$95,637	$235,000	—	—	250,000	—	$7,498
Chief Financial Officer	2004	—	—	—	—	—	—	—
	2003	—	—	—	—	—	—	—
Stephen R. Kneller	2005	$213,333	$250,000	—	—	40,000	—	$28,081
VP — Exploration,	2004	$170,833	$247,900	—	—	120,000	$300,000	$22,623
Domestic	2003	$134,167	$143,300	—	—	100,000	—	$17,856
George M. Patterson	2005	$123,667	$60,000	—	—	20,000	—	$16,425
VP — International	2004	$130,000	$70,000	—	—	50,000	$262,500	$16,023
	2003	$119,792	$112,925	—	—	70,000	—	$16,598
William R. Picquet(5)	2005	$84,375	$100,000	—	—	250,000	—	$7,661
VP — Operations	2004	—	—	—	—	—	—	—
	2003	—	—	—	—	—	—	—
Brian A. Ault(6)	2005	$110,833	—	—	—	40,000	—	$14,756
Former VP — Operations	2004	$161,250	$191,400	—	—	100,000	$300,000	$21,344
	2003	$134,167	$118,300	—	—	100,000	—	$17,856
Charlotte H. Kauffman(7)	2005	$113,939	—	—	—	40,000	—	$14,461
Former Corporate	2004	$142,292	$138,925	—	—	50,000	$300,000	$18,863
Secretary and Corporate	2003	$125,417	$79,320	—	—	50,000	—	$16,665
Counsel

(1)	Includes common shares issued for services rendered in such year as follows, valued at the market price on the date of issuance: $709,100 in 2003 to Mr. Watford; $67,900 in 2004 and $48,3000 in 2003 to Messrs. Kneller and Ault; and $50,925 in 2003 to Mr. Patterson; and $50,925 in 2004 and $19,320 in 2003 to Ms. Kauffman.

(2)	Bonuses were earned in the year indicated.

(3)	Amounts shown in this column for 2004 represent the aggregate payout value of target awards subject to a 3-year performance period ended December 31, 2004. Payments were made entirely in cash.

(4)	Mr. Smith commenced employment with the Corporation effective July 18, 2005 with an annual base salary of $220,000.

(5)	Mr. Picquet commenced employment with the Corporation effective August 16, 2005 with an annual base salary of $225,000.

(6)	Mr. Ault resigned from the Corporation effective July 31, 2005.

(7)	Ms. Kauffman resigned from the Corporation effective September 16, 2005.

(8)	On February 1, 2004, in connection with his Employment Agreement, Mr. Watford was granted 120,000 restricted shares which vest as follows: 40,000 shares vested on February 1, 2005; 40,000 vested on February 1, 2006; and 40,000 vest on February 1, 2007. As of December 30, 2005, Mr. Watford’s unvested shares had a value of $4,464,000. The Corporation does not currently pay dividends.

(9)	The amount shown in this column consists of the Corporation match under the Corporation’s 401-K Savings Plan, for which substantially all employees are eligible, and Corporation-paid life insurance premiums.

Compensation of Directors

Non-employee directors are paid an annual retainer of $50,000 and receive common shares equivalent to $100,000 granted upon election at the Corporation’s annual meeting. During the year ended December 31, 2004, non-employee directors were paid $25,000 and 750 common shares valued at $25,000. Directors who are also officers or employees of the Corporation do not receive any compensation for duties performed as directors. Directors are also entitled to participate in Ultra’s 2000 Stock Incentive Plan, and in 2004 were entitled to an annual automatic award of options to purchase 20,000 common shares thereunder. As of 2005, directors no longer receive the automatic grant of stock options.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Rigney, Helton and Nielson, with Dr. Helton acting as its Chairman. None of the members of the Compensation Committee are former officers of the Corporation or had any relationship requiring disclosure pursuant to the Exchange Act under this caption.

Employment Agreements

The Corporation has an employment contract with Michael D. Watford, the Corporation’s Chairman, President and Chief Executive Officer. The contract provides for an initial term of three years commencing February 1, 2004 that automatically extends for successive one-year periods. The agreement provides for a base salary of $425,000, which is subject to an annual adjustment based upon a review of Mr. Watford’s compensation by the Corporation’s Compensation Committee. Any adjustments to Mr. Watford’s compensation will be based on performance and then-current market conditions for comparable positions. The contract also provides for an annual incentive compensation award ranging between 50% and 100% of Mr. Watford’s salary as recommended by the Compensation Committee to the Board for approval. The contract also provides for a retention bonus consisting of an aggregate of 120,000 common shares which vest in three equal parts over a three year period. In addition, the Board may consider the grant of options on an annual basis based upon performance.

In connection with the execution of his employment agreement, Mr. Watford received a one-time award of options to purchase 400,000 of the Corporation’s common shares, with an expiration period of ten years. In the event Mr. Watford is terminated prior to the end of his contract other than for just cause, Mr. Watford would be paid a severance of his salary and bonus for the 12 months immediately preceding the termination and all previously awarded stock options which have not previously vested shall vest immediately in full. If Mr. Watford’s employment with the Corporation is terminated upon a change in control of the Corporation, Mr. Watford would receive 2 1/2 times his salary and bonus for the 12 months preceding the termination.

Option Grants

The following table sets forth certain information concerning grants of options to purchase the Corporation’s common shares made during 2005 to Named Executive Officers and former officers. These options are adjusted to reflect a two-for-one stock split effective May 10, 2005.

Option Grants During the Most Recently Completed Fiscal Year

		% of Total
	Securities	Options			Grant Date
	Underlying	Granted to	Exercise or		Present
	Options Granted	Employees in	Base Price (2)	Expiration	Value
Name	(#)(1)	Fiscal Year	(US$/Share)	Date	(US$)(3)

Michael D. Watford	100,000	6.54%	$25.68	2-07-2015	$1,025,755
Marshall D. Smith	250,000	16.35%	$33.57	7-18-2015	$3,784,766
Stephen R. Kneller	40,000	2.62%	$25.68	2-07-2015	$410,302
George M. Patterson	20,000	1.31%	$25.68	2-07-2015	$205,151
William R. Picquet	250,000	16.35%	$40.34	8-16-2015	$4,560,763
Brian A. Ault	40,000	2.62%	$25.68	2-07-2015	$410,302
Charlotte H. Kauffman	40,000	2.62%	$25.68	2-07-2015	$410,302

(1)	The stock options were fully vested on December 31, 2005 and are currently exercisable. Options will expire if not exercised before the expiration date shown above and may expire sooner in the event of termination of employment.

(2)	Exercise price is based on the average of the high and low bid prices on the AMEX on the grant date.

(3)	The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model used the grant date of 2/7/2005 for Mr. Watford, Mr. Kneller, Mr. Patterson, Mr. Ault and Ms. Kauffman, 7/18/2005 for Mr. Smith and 8/16/2005 for Mr. Picquet. Mr. Watford, Mr. Kneller, Mr. Patterson, Mr. Ault and Ms. Kauffman assumed a stock price volatility of 30.8 percent and a risk-free rate of return of 4.03 percent. Mr. Picquet and Mr. Smith assumed a stock price volatility of 37.3 percent and a risk-free rate of return of 4.14 percent and 4.08 percent, respectively. All officers’ options have an expected option life of 6.5 years. There were no adjustments made to the model for risk of forfeiture. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

The following table sets forth certain information concerning the number and value of unexercised options to purchase common shares by Named Executive Officers and former officers at December 31, 2005.

Aggregated Option Exercises in Most Recently Completed
Fiscal Year and FY-End Option Values

			Underlying		Value of Unexercised
	Securities	Aggregate	Unexercised Options		In-the-Money Options
	Acquired	Value	at December 31, 2005		at Dec. 31, 2005
	On Exercise	Realized	Exercisable/Unexercisable		Exercisable/Unexercisable
Name	(#)	(US$)(1)	(#)		(US$)(2)

Michael D. Watford	75,000	$4,207,840	4,505,312/0	(3)	$240,322,003/$0	(3)
Marshall D. Smith	—	—	250,000/0		$5,557,500/$0
Stephen R. Kneller	30,000	$1,390,595	710,000/0		$35,122,900/$0
George M. Patterson	130,000	$5,343,450	105,000/0		$4,327,850/$0
William R. Picquet	—	—	250,000/0		$3,865,000/$0
Brian A. Ault	506,400	$16,818,441	0/0		$0/$0
Charlotte H. Kauffman	630,000	$31,168,603	0/0		$0/$0

(1)	This amount is the aggregate of the market value of the common shares at the time each stock option was exercised minus the exercise price of that option.

(2)	This amount is the aggregate of the number of in-the-money options multiplied by the difference between the exercise price for that option and $55.80, the closing price of the common shares on the AMEX on December 30, 2005.

(3)	Includes 4,405,312 exercisable stock options owned by Watford Interests, Ltd., a family partnership in which Mr. Watford has a beneficial interest.

Long-Term Incentive Plan Awards

The following table provides information for each of the Named Executive Officers on the number of performance shares granted, the performance period and the estimated future payouts that could vest if certain performance measures are achieved under the Corporation’s 2005 Long-Term Incentive Plan and Best in Class program. As described in the “Report of the Compensation Committee of the Board of Directors,” performance shares can be earned based on achieving 3-year cumulative performance goals. Actual awards are determined after the end of the 3-year performance period. If actual Company performance falls below threshold parameters, no payouts are made.

Long-Term Plan — Awards Made for the Year-Ended December 31, 2005

		Performance
		or other
	Number	period until	Estimated future payouts
	of Shares, Units or	maturation	under non-stock price-based plans(1)
Name	Other Rights	or payout	Threshold		Target		Maximum

Michael D. Watford	—	01/01/05-12/31/07		$161,500		$531,250		$796,875
	2,142	01/01/05-12/31/07	(#)	1,071	(#)	2,142	(#)	3,213
Marshall D. Smith	—	07/18/05-12/31/07		$41,250		$68,750		$103,125
	1,220	07/18/05-12/31/07	(#)	610	(#)	1,220	(#)	1,830
Stephen R. Kneller	—	01/01/05-12/31/07		$61,500		$153,750		$230,625
	2,142	01/01/05-12/31/07	(#)	1,071	(#)	2,142	(#)	3,213
George M. Patterson	—	01/01/05-12/31/07		$26,600		$87,500		$131,250
	2,142	01/01/05-12/31/07	(#)	1,071	(#)	2,142	(#)	3,213
William R. Picquet	—	08/16/05-12/31/07		$25,313		$56,250		$84,375
	982	08/16/05-12/31/07	(#)	491	(#)	982	(#)	1,473

(1)	Amounts in dollars represent awards that may be paid out under the 2005 Long Term Incentive Plan if target, threshold or maximum performance criteria is met. Such amounts would be paid in shares of common stock. Threshold, target and maximum numerical amounts represent shares of common stock that may be issued under the Best in Class program if performance criteria under the program is met.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2005, the Corporation had the following securities issuable pursuant to outstanding award agreements or reserved for issuance under the Corporation’s previously approved stock incentive plans.

Number of Securities
	Number of		Remaining Available For
	Securities to		Future Issuance Under
	Be Issued		Equity Compensation
	Upon Exercise	Weighted-Average	Plans (Excluding
	of Outstanding	Exercise Price of	Securities Reflected in
Plan Category	Options	Outstanding Options	the First Column)

Equity compensation plans approved by security holders	9,388,700	$9.03	11,119,000
Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	9,388,700	$9.03	11,119,000

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for establishing and reviewing the compensation policies and programs, and determining the compensation levels for the executive officers, including the Chief Executive Officer (the “CEO”), of the Corporation and its subsidiaries. The Compensation Committee believes that compensation should:

•	relate to the value created for shareholders by being directly tied to the financial performance and condition of the Corporation and the particular executive officer’s contribution thereto;

•	reward individuals who help the Corporation achieve its short-term and long-term objectives and thereby contribute significantly to the success of the Corporation;

•	help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries; and

•	reflect the qualifications, skills, experience, and responsibilities of the particular executive officer.

The Corporation’s executive compensation consists of a base salary, an annual bonus, and long-term equity-based incentives in the form of stock options and performance shares. The Corporation’s compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives a significant component of executive compensation.

In determining executive compensation, the Compensation Committee takes into account the Company’s financial and operating performance as compared with the industry mean and the individual performance of the Company’s executives as compared to the Compensation Committee’s expectations of performance for top-level executives in general. The Compensation Committee has in the past retained an outside compensation consultant to provide advice and assistance on the Company’s compensation policies and to provide the Compensation Committee with information on compensation surveys. In addition, the Compensation Committee receives evaluations from the appropriate levels of management concerning the performance of those executives included in the reporting responsibilities for such management level.

Base Salary

In establishing the base salaries for executive officers, the Compensation Committee examines competitive peer group surveys and data in order to determine whether the base pay, together with total compensation, is competitive with compensation offered by other companies in the oil and gas industry which are similar in terms of the complexity of their operations and which offer the most direct competition. In addition to the use of this competitive data, base salaries are determined based upon consideration of each particular executive’s performance, responsibilities, qualifications, experience and skills. Adjustments to base salary are only made after consideration of the impact to the executive’s entire package. In 2005, base salaries increased for certain executive officers in order to make salaries more competitive in the industry.

Bonus

In 2005, the Company adopted an Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan is designed to encourage the achievement of goals determined at the beginning of each annual performance period, which goals are designed to increase shareholder value. Under the Incentive Plan, the Compensation Committee annually establishes a target incentive pool based on current and budgeted employees and their aggregate target incentive awards. The funding of the pool is based on corporate performance measures such as net income, cash flow, and production. The Compensation Committee may adjust the initial incentive pool by 20% to reflect their overall assessment of Company results.

Each participant in the Incentive Plan is assigned threshold, target, and maximum award levels that are expressed as a percentage of his or her base salary. If the actual level achieved for a specified corporate performance objective is not at least equal to the predetermined threshold level, then the proportionate amount of the award represented by that performance measure will not be paid. The remaining portion of each award is discretionary based on a subjective evaluation of the executive’s individual performance by the Compensation Committee. There is no maximum incentive award amount that may be recommended for any individual and the Committee may issue special awards above the maximum percentage based upon an executive’s performance during the year or other factors. The total of all individual incentive awards, however, may not exceed the funded and approved incentive pool. Awards under the Incentive Plan are payable in cash, provided that if an individual’s award is in excess of two times his or her target award level, the Corporation reserves the right to pay the excess amount in common stock.

For 2005, the annual incentive awards were made based on 2005 performance measures and executive bonus percentages approved by the Compensation Committee in January 2005 (other than Mr. Picquet and Mr. Smith who joined the Company in August and July 2005, respectively). If the threshold performance objectives were attained, the incentive award opportunities ranged from 19% to 38% of base salary for the Named Executive Officers. If the target performance objectives were attained, the incentive award opportunities for the Named Executive Officers ranged from 63% to 125% of base salary. If the maximum performance objectives were attained, the incentive award opportunities ranged from 94% to 188% of base salary for Named Executive Officers. The performance goals were based on: (1) net income, (2) cash flow from operations, and (3) production. Because these factors were weighted approximately equal, a proportionate award would be earned for each performance goal that was met at the pre-established levels. In 2005, the net income, cash flow from operations and production of the Corporation surpassed the maximum performance objectives. The bonus paid to Mr. Smith was awarded in connection with his initial employment with the Corporation and Mr. Picquet’s bonus was based on performance outside the Incentive Plan from the date of his initial employment to year end. For 2006, Mr. Smith and Mr. Picquet will be eligible for bonuses under the Incentive Plan.

Long-Term Compensation

The Corporation currently maintains three common stock-based incentive plans for its executive officers and employees: the 2005 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 1998 Stock Option Plan (collectively, the “Stock Plans”). The Corporation’s executive officers are eligible to participate in the Stock Plans. Under the Stock Plans, the Compensation Committee may grant options to purchase common stock of the Corporation and award shares of restricted stock, restricted stock units, performance shares and stock appreciation rights, each in such amounts as determined by the Compensation Committee. The Compensation Committee believes that stock options and other equity-based compensation align the interests of executives with those of the Corporation’s shareholders because the value of such compensation is directly related to appreciation of the Corporation’s stock price.

All stock options granted in 2005 have an exercise price based on the “fair market value” (as defined in the applicable Stock Plan) of the Corporation’s common stock on the date of grant, have terms of 10 years and were all fully vested as of December 31, 2005. The stock options are forfeited upon termination of employment (other than in connection with a change of control of the Corporation) if not previously vested.

Long-Term Incentive Plan.  Also in 2005, the Corporation adopted a Long-Term Incentive Plan (“LTI Plan”) in order to further align the interests of key employees with shareholders and give key employees the opportunity to share in the long-term performance of the Corporation by achieving specific corporate financial and operational goals. Under the LTI Plan, the Compensation Committee establishes certain performance measures at the beginning of each three-year overlapping performance period. Performance measures may vary for performance periods. In the event of a change of control of the Corporation, all outstanding awards are paid at target levels in cash.

Each participant in the LTI Plan is assigned threshold, target and maximum award levels that are expressed as a percentage of his or her base salary. Selected officers, managers and other key employees are eligible to participate in the LTI Plan. Participants are recommended by the CEO and approved by the Compensation Committee and are assigned to a specific eligibility level. For executive officers, (i) if threshold performance objectives are attained, the incentive award opportunities range from 19% to 38%; (ii) if target performance objectives are attained, the incentive award opportunities range from 63% to 125%; and (iii) if maximum performance objectives are attained, the incentive award opportunities range from 94% to 188%. The threshold award level is not the minimum award, but is the award at the threshold performance level. Awards are expressed as dollar targets and become payable in common shares issued under the Stock Plans at the end of each three-year performance period based on the overall performance of the Corporation during such period. A new three-year period begins each January, beginning January 1, 2005. Participants must be employed by the Corporation at the end of a performance period in order to receive an award. Employees joining the Corporation after January 1, 2005 will participate on a pro rata basis based on their length of employment during the performance period.

For the first performance period (January 2005 — December 2007), the Compensation Committee has established the following performance measures: return on equity, reserve replacement ratio, and production growth. At the discretion of the Compensation Committee, additional metrics may be added to individual participants.

Best in Class.  In 2005, the Company also established a Best in Class program for all employees of the Corporation, including executive officers. The purpose of the program is to recognize and financially reward the collective efforts of all the Corporation’s employees in achieving sustained industry leading performance and the enhancement of shareholder value.

Under the Best in Class program, on January 1, 2005 or the employment date if subsequent to January 1, 2005, all employees of the Corporation, including the Named Executive Officers, received a contingent award of stock units equal to $50,000 worth of the Corporation’s common stock based on the average high and low share price on the date of grant. Employees joining the Corporation after January 1, 2005 will participate on a pro rata basis based on their length of employment during the performance period. The number of units that will vest and become payable is based on the Corporation’s performance relative to the industry during a three-year performance period beginning January 1, 2005 and ending December 31, 2007 and are set at threshold (50%), target (100%) and maximum (150%) levels. For each vested unit, the participant will receive one share of common stock.

The emphasis of this plan is to recognize and reward the Corporation’s employees for performance that is recognized in the industry as clearly outstanding. Performance metrics will be developed and measured by an accepted third party research organization. The total vested award will be the sum of the vesting percentage for each metric. The maximum units that may be vested is 150% of the original award. Performance results will be determined after the end of the performance period and publication of the applicable industry reports. A participant must be employed when payments are made in order to receive an award.

In determining the awards granted to executives in 2005 under the Stock Plans, the Compensation Committee considered a number of factors, including previous grants under the Stock Plans and long-term incentive plans as well as the executive’s participation in the Company’s Incentive Plan, LTI Plan and Best in Class program. In addition, the awards in 2005 were based upon an analysis of the value of long-term incentive plan awards made by the Corporation’s competitive peer group. The Compensation Committee also evaluated the performance of the Corporation, the performance and responsibility of the particular executive, and the desirability of providing a particular executive with an adequate incentive to remain with the Corporation. In addition, options were granted to Messrs. Smith and Picquet in connection with their initial employment with the Corporation.

Compensation of Chief Executive Officer

The compensation levels for the components of Mr. Watford’s compensation during 2005 were established by the Compensation Committee in the manner described above for each of the components of executive compensation. In addition to the factors described above, the Compensation Committee also took into consideration Mr. Watford’s substantial experience and standing in the industry in determining his base salary and other components of compensation.

For 2005, Mr. Watford’s base salary was $425,000, as established in the Employment Agreement. Under the Incentive Plan, Mr. Watford’s maximum bonus attainable was set at 188% of base salary. A portion of the award is based on the achievement of predetermined organizational performance objectives and a portion is discretionary based on a subjective evaluation of Mr. Watford’s performance by the Compensation Committee, which may be influenced by the performance of individual business segments. Based on the Company’s attainment of the performance measures in 2005, plus the discretionary component awarded, Mr. Watford received a bonus of $1,000,000.

During 2005, Mr. Watford received a grant of 100,000 stock options, all upon the same general terms and conditions approved by the Compensation Committee for all management level employees. As additional long-term compensation, Mr. Watford is a participant in the 2005 LTI Plan. He is also a participant in the Best in Class program on the same basis as other eligible employees. If the Corporation does not achieve the performance goals under the LTI Plan and the Best in Class program, Mr. Watford will not receive any compensation under these plans.

Dr. W. Charles Helton
Mr. Robert E. Rigney
Mr. James E. Nielson

Performance Graph

The following graph compares the yearly percentage change in the Corporation’s cumulative total shareholder return on its common shares with the cumulative total return of the S&P’s Composite 500 Index and the AMEX Composite Index. For this purpose, the yearly percentage change in the Corporation’s cumulative total shareholder return is calculated by dividing (a) the sum of the dividends paid during the “measurement period,” and the difference between the price for the Corporation’s shares at the end and the beginning of the measurement period, by (b) the price for the Corporation’s common shares at the beginning of the measurement period. “Measurement period” means the period beginning at the market close on the last trading day before the beginning of the Corporation’s fifth preceding fiscal year, through and including the end of the Corporation’s most recently completed fiscal year. The Corporation first became listed on the American Stock Exchange on January 17, 2001; therefore, the Corporation’s graph reflects the four preceding fiscal years through and a partial year for 2001 this includes the end of the Corporation’s most recently completed fiscal year. The graph gives effect to the two-for-one stock split effective May 10, 2005 applied retroactively.

	2001	2002	2003	2004	2005
Ultra Petroleum Corp.	100	163	404	790	1,833
S&P 500 Index	100	77	97	106	109
AMEX Composite	100	97	139	169	208

CORPORATE GOVERNANCE

Statement of Corporate Governance Practices

The Corporation has long believed that good corporate governance is important to ensure that Ultra Petroleum Corp. is managed for the long-term benefit of its shareholders. The Corporation periodically reviews its corporate governance policies and practices and compares them to those suggested by various authorities in corporate governance and to the practices of other public companies. The Corporation also continuously reviews the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules of the SEC and all new and proposed listing and compliance standards of the American Stock Exchange (“AMEX”).

Corporate Governance Guidelines.  The Board adopted the Corporate Governance Guidelines (the “Guidelines”) to assist the Board of Directors in the exercise of its responsibilities. These Guidelines are interpreted in the context of all applicable laws and the Corporation’s Certificate of Incorporation, Bylaws and other corporate governance documents. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Guidelines are available on the Corporation’s website at http//www.ultrapetroleum.com.

Code of Business Conduct and Ethics.  In February 2003, the Board adopted a Code of Business Conduct and Ethics which applies to all directors, officers and employees of the Corporation. The Board has not granted any waivers to the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is accessible on the Corporation’s website http://www.ultrapetroleum.com. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on the Corporation’s website.

Mandate of the Board

The Board of Directors has explicitly acknowledged responsibility for the management of the business and affairs of, and to act with a view to the best interests of, the Corporation. The mandate of the Board to deal with this responsibility is expressed to include, among other matters:

(a) the adoption of a strategic planning process;

(b) the identification on a regular basis of the principal risks of the Corporation’s business and the establishment of appropriate systems to manage these risks;

(c) the assessment of management performance, considering succession planning, and taking responsibility for appointing, training and monitoring senior management;

(d) establishing a policy to facilitate communications with shareholders and others involved with the Corporation;

(e) addressing the integrity of the Corporation’s internal control and management information systems; and

(f) considering, from time to time, matters that pertain to the Corporation operating in a foreign country or countries.

The Board of Directors met formally four times during the last fiscal year. During the last fiscal year, all directors attended at least 75% of the total number of meetings of the Board of Directors, and each committee member attended at least 75% of the total number of meetings held by all committees on which he served.

Board Composition and Independence from Management

The Board believes that four of the five current directors and four of the five nominated directors are “independent directors” pursuant to the rules adopted by the SEC applicable to the corporate governance standards for companies listed on AMEX. It is a policy of the Board of Directors that a majority of the members of the Board be independent of the Company’s management. For a director to be “independent”, the Board affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment. The director may not be an officer or other employee of the Company or any parent or subsidiary and has not served in such capacity during the past three years. In addition, a director will not be deemed independent if he or she:

•	Has accepted or has an immediate family member who has accepted any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current or any of the past three years. Compensation for board service, payments arising solely from investments in the Company’s securities, compensation paid to an immediate family member who is a non-executive employee of the Company or of a parent or subsidiary of the Company, compensation received for former service as an interim Chairman or CEO, or benefits under a tax-qualified retirement plan or non-discretionary compensation are not included in the $60,000.

•	Has an immediate family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organizations consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years.

•	Is an immediate family member of an individual who is or has been employed by the Company or any parent or subsidiary of the Company as an executive officer during any of the past three years.

•	Is an executive officer of another entity where any of the Company’s executive officers serve on the compensation committee.

•	Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Communication with the Board of Directors.

In order to provide the Corporation’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. The Corporation’s shareholders and other interested persons may communicate with the Chairman of the Corporation’s Audit Committee or with the non-management directors of the Corporation as a group by written communications addressed in care of Michael D. Watford, Chief Executive Officer, Ultra Petroleum Corp., 363 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060.

All communications received in accordance with these procedures will be reviewed initially by senior management of the Corporation. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (a) does not relate to the business or affairs of the Corporation or the functioning or constitution of the Board of Directors or any of its committees; (b) related to routine or insignificant matters that do not warrant the attention of the Board of Directors; (c) is an advertisement or other commercial solicitation or communication; (d) is frivolous or offensive; or (e) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Board Committees

The Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board may add new committees or remove existing committees as it deems advisable for purposes of fulfilling its primary responsibilities. Each committee will perform its duties as assigned by the Board of Directors in compliance with the Corporation’s by-laws. The committees and their mandates are outlined below.

Audit Committee.  The purpose of the Audit Committee is to oversee (i) the integrity of the Corporation’s financial statements and disclosures, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Corporation’s independent auditors, (iv) the performance of the Corporation’s internal audit function and independent auditors, (v) the Corporation’s internal control systems, and (vi) the Corporation’s procedures for monitoring compliance with the Corporation’s Code of Business Conduct and Ethics.

The principal function of the Audit Committee is to assist the Board of Directors in the areas of financial reporting and accounting integrity. As such, it meets periodically with the independent auditors and management, including each in executive session. Management is solely responsible for the financial statements and the financial reporting process, including the system of internal controls. The Corporation’s independent auditors are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America.

The Audit Committee has sole responsibility for retaining, dismissing and compensating the Corporation’s independent auditors. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent auditor. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee.

All requests or applications for the independent auditor to provide services to the Corporation must be submitted to the Audit Committee by the independent auditor and management and state as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any member of management or the independent auditor becomes aware that any services are being, or have been, provided by the independent auditor to the Corporation without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

This Committee is comprised of Messrs. Nielson, Helton and Roe. The Board of Directors has affirmatively determined that each of the members is financially literate and is an independent director for purposes of AMEX rules applicable to members of the audit committee, meaning that the director has no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation. Additionally, the Board of Directors has determined that Mr. Nielson is a “financial expert” and is independent under the Securities Exchange Act of 1934, as amended.

The Audit Committee held five meetings during 2005. All members of the Audit Committee attended the meetings. The Board of Directors adopted an Audit Committee Charter in 2001 and revised the Charter in 2004 to meet the updated requirements of the SEC and the AMEX. The Audit Committee Charter is available on the Corporation’s website at http//www.ultrapetroleum.com.

Compensation Committee.  The purpose of the Compensation Committee is to (i) assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the Corporation’s Chief Executive Officer and other executives, (ii) approve the companies Long-term incentive compensation plans, (iii) establish targets and measure performance against those targets, and (iv) prepare an annual report on executive compensation. Members are Messrs. Helton, Nielson and Rigney. The Compensation Committee held two meetings during 2005. All members of the Compensation Committee attended all meetings. The Compensation Committee Charter is available on the Corporation’s website at http//www.ultrapetroleum.com.

Nominating and Corporate Governance Committee.  The purpose of the Nominating and Corporate Governance Committee is to (i) identify and recommend to the Board individuals qualified to be nominated for election to the Board, (ii) recommend to the Board the members and Chairperson for each Board committee, (iii) periodically review and assess the Corporation’s Corporate Governance Principles and the Corporation’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board. The Nominating and Corporate Governance Committee Charter is available on the Corporation’s website at http//www.ultrapetroleum.com.

Identifying and Evaluating Nominees for Directors.

The Board of Directors has established certain criteria it considers as guidelines in considering nominations to the Corporation’s Board of Directors. The criteria include: (i) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Corporation or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Corporation; (ii) experience in corporate management; (iii) experience as a board member of another Corporation; and (iv) practical and mature business judgment. The criteria are not exhaustive and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Board of Directors’ goal is to assemble a Board of Directors that brings to the Corporation a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors also consider candidates with appropriate non-business backgrounds.

The Board of Directors believes that, based on the Board’s knowledge of the Corporation’s corporate governance principles and the needs and qualifications of the Board at any given time, the Board is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Board not to accept unsolicited nominations from stockholders. In making its nominations, the Board identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. As to new candidates, the Board members discuss among themselves and members of management their respective recommendations. The Board may also review the composition and qualification of the boards of directors of the Corporation’s competitors, and may seek input from industry experts or analysts. The Board reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Board of Directors slates the nominees.

This Committee is comprised of Messrs. Roe, Nielson and Helton. The Nominating and Corporate Governance Committee did not meet during the last year. The Nominating and Corporate Governance Committee Charter is available on the Corporation’s website at http://www.ultrapetroleum.com.

PROPOSAL I

ELECTION OF DIRECTORS

Each director of the Corporation is elected annually and holds office until the next Annual Meeting of the shareholders unless that person ceases to be a director before then. In the absence of instructions to the contrary, the shares represented by a properly completed proxy will, on a poll, be voted for the nominees herein listed. Each incumbent director identified in the table below is a nominee for election as director of the Corporation. Each of the nominees has consented to be nominated and have expressed their intention to serve if elected. Management does not contemplate that any of the nominees set out below will be unable to serve as a director.

Directors and Executive Officers

The following table provides information with respect to the directors and nominees for director and present executive officers of the Corporation. Please refer to the table under the heading “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management” for a summary of the number of common shares owned by each of the Corporation’s directors and executive officers. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

			Position
Name	Age	Position with the Corporation	Since

Michael D. Watford	52	Chairman of the Board, CEO, President and Director	1999
Dr. W. Charles Helton	64	Director	1994
James E. Nielson	75	Director	2001
Robert E. Rigney	74	Director	2001
James C. Roe	77	Director	2001
Marshall D. Smith	46	Chief Financial Officer	2005
Stephen R. Kneller	51	VP — Exploration, Domestic	1998
George M. Patterson	60	VP — International	2001
William R. Picquet	54	VP — Operations	2005

Mr. Michael D. Watford has been the Corporation’s Chairman of the Board, Chief Executive Officer, President and a Director since January 1999. From August 1997 until February 1999, Mr. Watford was a consultant in private practice. Prior to consulting, Mr. Watford was the President, Chief Executive Officer and a director of Nuevo Energy Company, a public energy company from 1994 until 1997. Mr. Watford has been in the energy business for 30 years and has become familiar with virtually every aspect of the industry, holding senior management positions in marketing, exploration and production, and corporate finance.

Dr. W. Charles Helton has been a director of the Corporation since August 1994. Dr. Helton is a medical doctor and has been the President, Chief Financial Officer and a director of Enterprise Exploration & Production Inc., a private oil and gas exploration and development company, for more than 5 years.

Mr. James E. Nielson has been a director of the Corporation since February 2001. Mr. Nielson is the owner of Nielson & Associates of Cody, Wyoming, an independent oil and gas firm that he founded in 1992. Prior to forming that company, Mr. Nielson formed JN Oil and Gas, a privately owned oil and gas exploration company, and remained its President and Chief Executive Officer until the sale of the company in 1992. Prior to that, Mr. Nielson had been a director and the Chief Executive Officer and President of Husky Oil from 1971 until 1979.

Mr. Robert E. Rigney has been a director of the Corporation since June 2001, and was a consultant to the Corporation from January 2001 to December 2003. Prior to that, Mr. Rigney was the Chief Executive Officer and Chairman of Pendaries Petroleum Ltd. since its inception in 1996. Mr. Rigney has been a diplomat, an oil company executive and a consultant in Asia for over 21 years.

Mr. James C. Roe has been a director of the Corporation since January 2001. From 1996 until January 2001, Mr. Roe was a board member of Pendaries Petroleum Ltd. Prior to that, Mr. Roe was Vice President and Owner of Delta-X Corp., a high technology automation system used in oil producing operations until the sale of Delta-X Corp. in 1997. Mr. Roe has been retired since 1997.

Mr. Marshall D. Smith has been Chief Financial Officer since July 2005. Mr. Smith has over 20 years of progressive experience in a multitude of disciplines within the energy industry including operations, strategic planning, corporate finance and business development. Early in his career, Mr. Smith was a practicing Petroleum Engineer for both major and independent oil companies and later focused his career on mergers, acquisitions and corporate finance advisory assignments in the energy sector. From 2001 to 2002, Mr. Smith served as the Chief Financial Officer at Gulf Liquids, Inc. Mr. Smith was the Vice President of Business

Development at J.M. Huber Energy from 2002 to 2004. From 2004 until joining us in July 2005, Mr. Smith served as the Vice President of Upstream Business Development at Constellation Energy.

Mr. Stephen R. Kneller has been Vice President — Exploration, Domestic since September 1998. Mr. Kneller joined the Corporation in 1997 as a geologist. Prior to that, Mr. Kneller worked in the exploration department for CNG Producing Co. and CNG Development Co. for 17 years. Mr. Kneller has worked the Green River Basin of Wyoming actively since 1992.

Mr. George M. Patterson has been Vice President — International since July 2001. Mr. Patterson has over 30 years experience as an exploration geologist and senior executive in international major exploration and production companies such as Mobil Oil, Cities Service and Kerr-McGee. Mr. Patterson served as Vice President International Exploration for Kerr-McGee from 1996 to 1999. Mr. Patterson was a consultant for various companies on international exploration and production projects between 1999 and 2001.

Mr. William R. Picquet has been Vice President — Operations since August 2005. Mr. Picquet has over 30 years of industry experience in all aspects of operations and engineering in major North American producing basins. He has worked for various exploration and production companies serving in engineering and management capacities. Mr. Picquet served as the President and Chief Executive Officer of Advantage Energy Services Ltd. from 1997 to 2001 and as the Managing Director of Waterous & Co. from 2002 to 2003. From 2003 to March 2005, Mr. Picquet served as the Chief Executive Officer and on the Board of Governors of M3 Energy, LLC. Just prior to joining us, Mr. Picquet was the Senior Vice President of Operations and Engineering at Mission Resources Corporation, serving in that role from March 2005 to August 2005.

All officers and directors of the Corporation, including the nominees, are United States citizens.

PROPOSAL II

APPOINTMENT OF INDEPENDENT AUDITORS

On May 15, 2006, the Audit Committee of the Board of Directors voted to appoint Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent auditor for the fiscal year ending December 31, 2006. Under Yukon law, the appointment of the independent auditor is subject to shareholder approval and, accordingly, the Audit Committee’s appointment is subject to the receipt of such approval at the Annual Meeting.

The Board is hereby asking the Company’s shareholders to appoint Ernst & Young as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to appoint Ernst & Young.

The audit reports of KPMG on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2004 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2004 and December 31, 2005 and subsequent interim periods to May 15, 2006, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG would have caused that firm to make reference thereto in connection with its reports on our consolidated financial statements as and for the years then ended.

During the years ended December 31, 2004 and December 31, 2005 and subsequent interim periods to May 15, 2006, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except as follows:

•	As reported in Item 9A of the Company’s Report on Form 10-K for the year ended December 31, 2005, the Company determined that material weaknesses in internal control over financial reporting existed as of December 31, 2005. Specifically, the Company did not maintain effective company level controls, did not have adequate policies and procedures regarding supervisory review of account reconciliations and account and transaction analyses, and did not have adequate policies and procedures to ensure that accurate and reliable interim and annual consolidated financial statements were prepared and reviewed on a timely basis.

•	As reported in Item 4 of the Company’s Report on Form 10-Q for the three months ended March 31, 2006, the Company determined that its disclosure controls and procedures were not effective as of March 31, 2006 as a result of the material weaknesses in internal control over financial reporting reported in the Form 10-K for the year ended December 31, 2005.

As reported in the Form 10-K and Form 10-Q, management is in the process of taking remedial steps to correct these weaknesses. The Audit Committee discussed the subject matter of the material weaknesses with KPMG and the Company has authorized KPMG to respond fully to the inquiries of Ernst & Young concerning the material weaknesses.

KPMG is required to furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter will be filed as an exhibit to the Company’s Current Report on Form 8-K reporting the change in auditor.

Prior to the selection of Ernst & Young to provide the audit of the Company’s financial statements and the review of interim filings, the Company did not consult Ernst & Young regarding any matter requiring disclosure under Item 304(a)(2) of Regulation S-K. Specifically, during the years ended December 31, 2004 and December 31, 2005 and subsequent interim periods to May 15, 2006, we have not consulted with Ernst & Young regarding either (i) the application of accounting principles to a specified transaction, either competed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event as described in Item 304(a) of Regulation S-K.

Representatives of Ernst & Young are expected to attend the Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders. Representatives of KPMG are not expected to attend the Annual Meeting.

The Company’s Board recommends that shareholders vote FOR the appointment of Ernst & Young as the Company’s independent auditor for the fiscal year ending December 31, 2006. Unless otherwise indicated, all properly executed proxies received by management will be voted for such appointment at the Annual Meeting.

Principal Accountants Fees and Services.

The Audit Committee of the Board of Directors selected KPMG as the independent registered public accounting firm of the Company for 2005. In accordance with Yukon law, the shareholders approved such selection at the 2005 annual meeting.

Audit Fees Paid to Independent Auditors.  Fees paid for professional services rendered related to the audit of the Corporation’s annual financial statements and review of the quarterly financial statements by KPMG including out-of-pocket expenses, were $238,395 in 2004 and $906,176 in 2005.

Audit-related Fees.  There were no audit-related fees paid in 2004 or 2005.

Tax Fees.  Tax Fees are for services rendered by Grant Thornton LLP related to advice and tax planning. The Company has elected not to use its current principal accountant for tax services. Fees paid to Grant Thornton for tax related services were $62,500 in 2004 and $135,207 in 2005.

All Other Fees.  There were no other fees paid to KPMG or Grant Thornton in 2004 or 2005.

All of the services provided by the Corporation’s independent auditors during 2004 and 2005 were pre-approved by the Audit Committee. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the Company’s independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permitted non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the Company’s independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Corporation’s audited financial statements at, and for the year ended, December 31, 2005 with management and the Corporation’s independent auditors and recommended to the Corporation’s Board of Directors that the financial statements be included in the Corporation’s Annual Report on Form 10-K for 2005. This recommendation was based on: the Audit Committee’s review of the audited financial statements; discussion of the financial statements with management; discussion with the Corporation’s independent auditors, KPMG LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the matters required to be discussed by SAS 61; receipt from KPMG LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); discussions with KPMG LLP regarding its independence from the Corporation and its management; and KPMG LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Mr. James E. Nielson
Dr. W. Charles Helton
Mr. James C. Roe

PROPOSAL III

SHAREHOLDER PROPOSAL ON CLIMATE CHANGE REPORT

The proponent of the following shareholder proposal has stated that it intends to present the proposal at the Annual Meeting. In accordance with applicable proxy regulations, the following proposal and supporting statement, as submitted by the proponent, are set forth below. The Company is not responsible for the content of the proposal or supporting statement. The Board of Directors has recommended a vote “AGAINST” the proposal for the reasons set forth below.

Shareholder Proposal

The following proposal has been submitted by the Nathan Cummings Foundation. The address and number of shares of the Company’s common stock held by the Nathan Cummings Foundation will be provided upon oral or written request to the Company’s Secretary.

CLIMATE CHANGE REPORT

WHEREAS:

Carbon regulation is increasing as state and local level support for addressing climate change builds. More than 170 mayors have pledged to meet Kyoto’s targets for reducing greenhouse gas (GHG) emissions. At the state level, regulations addressing GHG emissions now exist in 28 states and at least 18 states have renewable portfolio standards.

Support for measures addressing climate change is also increasingly being demonstrated at the federal level. In June, the Senate passed a non-binding “Sense of the Senate” resolution recognizing the need for a mandatory cap on GHG emissions. According to Investor’s Business Daily, “[M]any in Washington are coming to view rigorous greenhouse gas legislation as inevitable.”

These developments are being reinforced by corporate acceptance of the need to address climate change. A 2004 Conference Board report declared that, “The global economy will become less carbon-intensive over time...The real questions are what the pace of the transition will be and who will be the winners and losers...[B]usinesses that ignore the debate over climate change will do so at their peril.”

Analysts at firms such as Goldman Sachs, McKinsey and JPMorgan Chase have publicly recognized the financial implications of climate change and have raised concerns about companies that do not adequately disclose them.

We believe our industry is highly vulnerable to climate change. Data from the Energy Information Administration indicates that over half of domestic GHG emissions result from the combustion of oil and gas. The Financial Times recently asserted that, “Perhaps more than any other industry, oil companies are having to get to grips with the issue of climate change.”

Industry leaders such as BP, Chevron, Statoil, XTO Energy and Marathon are taking actions to reduce their exposure to possible adverse impacts associated with climate change, including assuming a cost for carbon in their strategic planning, reporting on and reducing their GHG emissions, engaging in emissions trading, and investing in renewable energy. According to former Shell Chairman Lord Ron Oxburgh, “Shell is an energy company, not an oil company, and the fact is that neither Shell nor any other energy company is going to be doing business in the same way in 25 years’ time.”

RESOLVED:  The shareholders request that a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other greenhouse gas emissions and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2006.

SUPPORTING STATEMENT:

We believe management has a fiduciary duty to carefully assess and disclose to shareholders all pertinent information on its response to climate change. We believe taking early action to reduce emissions and prepare for standards could provide competitive advantages, while inaction and opposition to emissions control efforts could expose companies to regulatory and litigation risk and reputational damage.

END OF SHAREHOLDER PROPOSAL

*****

Board of Directors’ Statement in Opposition

ALTHOUGH THE COMPANY SUPPORTS AND IMPLEMENTS EFFORTS TO
REDUCE GHG EMISSIONS, THE COMPANY’S BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL
FOR THE FOLLOWING REASONS

The Board of Directors and management of the Company regularly review the risks facing Ultra’s business, including the environmental and regulatory matters associated with our operations. The Company monitors compliance with applicable environmental regulations as a normal part of its operations.

Ultra has deliberately implemented a multi-pronged approach to being a good steward of the environment while developing the natural gas resource which is critical to our country’s economic growth and national security. For instance, in 1998 Ultra entered into an agreement with PacificCorp to assist in reducing the nitrogen oxide emissions from the Naughton power plant located in South West Wyoming. Ultra agreed to pay

$2.5 million of costs incurred to install low nitrogen oxide burners at the coal fired power plant. By voluntarily installing the burners, over 1,000 tons per year of nitrogen oxide were removed from the atmosphere.

Currently, Ultra has two demonstration projects underway in Wyoming in concert with the Bureau of Land Management and the Wyoming Department of Environmental Quality to study drilling rig engine emissions when using catalytic converters and bi-fuels on older drilling rigs. On all new drilling rigs, Ultra is including state of the art, from an emissions standpoint, tier-two engines. Furthermore, in conjunction with the Company’s ongoing commitment to reduce noise, air and visual pollution during well-completion operations, the Company is using flareless completion technology. To minimize surface disturbances to the land where the Company’s drilling activity occurs, we drill our wells directionally from pads. This is a significant cost increase to the Company but ensures a small footprint to minimize wildlife impact. In addition, the Company has been involved in a number of projects in Wyoming involving wildlife. Two have involved the tagging and monitoring of mule deer to measure the impact of drilling operations on their activities. Current studies are underway on tracking pronghorn antelope and sage grouse populations.

Ensuring continued growth of stockholder value in a socially responsible manner requires a balanced assessment of all risks and rewards that the Company faces, which necessarily includes those risks relating to environmental challenges. The Board of Directors is also mindful that the Company is already obligated to discuss with its stockholders the Company’s costs of compliance with and risks posed by environmental laws. The Board of Directors believes that the Company’s public disclosures and reports already adequately discuss its response to the numerous regulatory issues that it faces, including environmental issues.

Ultra is very much aware of the increasing focus of local, national and international regulatory bodies on gaseous emissions and climate change, and firmly views these as important matters. In fact, over the years the Company has been the recipient of several environmental awards from the Environmental Protection Agency, the Wyoming Fish and Wildlife Department and the Wyoming Wildlife Federation. In September 2002, the Company received the “Oil & Gas Wildlife Stewardship” award from the Wyoming Game and Fish Department in recognition of its contribution to wildlife management in the Pinedale area. During 2001, the Company received the “Agency/Corporation of the Year” award from the Wyoming Wildlife Federation and the “Regional Administrator’s Award for Environmental Achievement” from the U.S. Environmental Protection Agency. The Company will continue to review scientific, technical, and economic research on climate change and will continue to take meaningful steps based on sound science to reduce greenhouse gases and develop effective long-term solutions.

Because the Company is actively addressing the issues raised in this proposal, the Board does not believe that creating the type of report requested by the proponents would help in the reduction of emissions or in the environmental performance of the Company. Neither Ultra nor any of its peers yet know the regulatory obligations that may be imposed with regard to GHG emissions. At this time, attempts to assess impacts on shareholder value can only be speculative. Since the Company is already addressing the issues raised in this proposal, the Board of Directors believes that preparing the requested report will not create added value to the shareholders and will serve only to increase administrative burdens and costs. Accordingly, the Company’s Board of Directors recommends that you vote “AGAINST” the proposal.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2007 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Corporation at our principal executive offices not later than March 1, 2007. The Corporation will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission. If the date of the 2007 Annual Meeting is changed by more than 30 days from the date of the 2006 Annual Meeting, the deadline for submitting proposals to be included in management’s 2007 proxy statement is a reasonable time before the Corporation begins to print and mail its proxy materials for its 2007 Annual Meeting.

The persons named in the Corporation’s form of proxy for the 2007 Annual Meeting of Shareholders will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Corporation does not receive notice by May 15, 2007. If the Corporation changes the date of its 2007 Annual Meeting by more than 30 days from the date of the 2006 Annual Meeting, the persons named in the Corporation’s 2007 proxy statement will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Corporation mails its proxy materials for the 2007 Annual Meeting of Shareholders.

If the date of the 2007 Annual Meeting is advanced or delayed by more than 30 calendar days from the date of the 2006 Annual Meeting, the Corporation shall, in a timely manner, inform shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Corporation’s 2007 proxy statement and the new date for determining whether the Corporation may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which the Corporation receives any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

OTHER MATTERS

At the Annual Meeting, shareholders will receive and consider the consolidated financial statements of the Corporation for the year ended December 31, 2005 and the auditor’s report thereon, but no vote by the shareholders with respect thereto is required or proposed to be taken.

Management knows of no amendment or other matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of directors and officers of the Corporation and their relationship and transactions with the Corporation is based upon information received from the individual directors and officers.

By Order of the Board of Directors

Chairman, President and Chief Executive Officer

Houston, Texas
May 25, 2006

PROXY
ULTRA PETROLEUM CORP.
363 N. SAM HOUSTON PARKWAY E., SUITE 1200, HOUSTON, TEXAS 77060
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ULTRA PETROLEUM CORP.
     The undersigned hereby appoints each of Michael Watford and Marshall Smith or _________his true and lawful proxies and attorneys-in-fact with full power to act without the other and with power of substitution, to represent and to vote, as designated on the reverse side, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 10:00 a.m. CDT, Houston, Texas on June 29, 2006, and at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX (SEE REVERSE SIDE)
BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S
RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES
UNLESS YOU SIGN AND RETURN THIS CARD.
(continued on the reverse side)

Please Detach and Mail in the Envelope Provided
Please mark your votes as in this example. ☑
The Board of Directors recommends a vote FOR Items 1 and 2.
1.	Election of Directors

To vote for the election of the following directors:

	FOR	WITHHOLD
Michael D. Watford	☐	☐
Dr. W. Charles Helton	☐	☐
James E. Nielson	☐	☐
Robert E. Rigney	☐	☐
James C. Roe	☐	☐

2.	Appointment of Ernst & Young	FOR	WITHHOLD
		☐	☐
The Board of Directors recommends a vote AGAINST Item 3.

3.	Stockholder Proposal—Climate Change	FOR	AGAINST	ABSTAIN
		☐	☐	☐
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Please check this box if you plan to attend the Annual Meeting on June 29, 2006. Will Attend: ☐
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPE ENCLOSED.
NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as executor, administrator, trustee or guardian, please indicate your full title as such.

SIGNATURE	Date:

SIGNATURE	Date:

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL.